                                   Exhibit 2

                Agreement and Plan of Merger and Reorganization
             among ISB Financial Corporation, Iberia Savings Bank,
           Jefferson Bancorp, Inc. and Jefferson Federal Savings Bank
                               dated May 24, 1996

                                                                     EXHIBIT 2




                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG

                           ISB FINANCIAL CORPORATION,

                              IBERIA SAVINGS BANK,

                            JEFFERSON BANCORP, INC.

                                      AND

                         JEFFERSON FEDERAL SAVINGS BANK





                                  May 24, 1996

                                     INDEX


                                                                                                    Page
                                                                                                    ----
                                                              ARTICLE I
                                                              THE MERGER

1.1.        The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
1.2.        Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.3.        Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.4.        Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.5.        Effective Date and Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.6.        The Charter Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.7.        Modification of Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3


                                                              ARTICLE II
                                              CONVERSION OF JEFFERSON AND INTERIM SHARES

2.1.        Conversion of Jefferson Common Stock and Options  . . . . . . . . . . . . . . . . . . .    3
2.2.        Exchange of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
2.3.        Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.4.        Interim Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6


                                                             ARTICLE III
                                             REPRESENTATIONS AND WARRANTIES OF JEFFERSON
                                                      AND JEFFERSON SAVINGS BANK

3.1.        Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
3.2.        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
3.3.        Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
3.4.        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
3.5.        Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
3.6.        Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.7.        Litigation and Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.8.        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
3.9.        Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.10.       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.11.       Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.12.       Conduct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.13.       Reserve for Possible Loan Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                                                                                                    Page
                                                                                                    ----
3.14.       Employment Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.15.       Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
3.16.       Shareholder Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.17.       Minute Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.18.       Broker's and Other Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.19.       Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.20.       Jefferson Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
3.21.       Loans, Real Estate Owned, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.22.       Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.23.       Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
3.24.       Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17


                                                              ARTICLE IV
                                                    REPRESENTATIONS AND WARRANTIES
                                                            OF THE COMPANY

4.1.        Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
4.2.        Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
4.3.        Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
4.4.        Litigation and Other Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.5.        Ability to Pay Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.6.        Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.7.        Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.8.        Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.9.        Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
4.10.       Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.11.       Company Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
4.12.       Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                                                              ARTICLE V
                                                       COVENANTS OF THE PARTIES

5.1.        Conduct of the Business of Jefferson  . . . . . . . . . . . . . . . . . . . . . . . . .   22
5.2.        No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
5.3.        Approval of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
5.4.        Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
5.5.        Access to Properties and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
5.6.        Regulatory Applications and Proxy Solicitation Matters  . . . . . . . . . . . . . . . .   25
5.7.        Further Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
5.8.        Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

                                                                                                    Page
                                                                                                    ----
5.9.        Failure to Fulfill Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.10.       Employment of Jefferson Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.11.       Indemnification Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.12.       Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
            (a)  Transferred Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
            (b)  Health Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
            (c)  Jefferson 401(k) Profit Sharing Plan and ESOP  . . . . . . . . . . . . . . . . . .   29
            (d)  The Jefferson ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
            (e)  The Company ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.13.       Disclosure Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.14.       Operating Synergies; Conformance to Reserve Policies, Etc.  . . . . . . . . . . . . . .   31
5.15.       Environmental Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
5.16.       Charter Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
5.17.       Jefferson Board of Directors Action . . . . . . . . . . . . . . . . . . . . . . . . . .   32
5.18.       Additional Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32


                                                              ARTICLE VI
                                                          CLOSING CONDITIONS

6.1.        Conditions of Each Party's Obligations Under This Agreement . . . . . . . . . . . . . .   32
            (a)  Approval of Jefferson Stockholders . . . . . . . . . . . . . . . . . . . . . . . .   33
            (b)  Regulatory Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            (c)  Suits and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.2.        Conditions to the Obligations of the Company and ISB
              Under This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
            (a)  Representations and Warranties; Performance of
                 Obligations of Jefferson and Jefferson Savings Bank  . . . . . . . . . . . . . . .   33
            (b)  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
            (c)  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
6.3.        Conditions to the Obligations of Jefferson Under This Agreement . . . . . . . . . . . .   34
            (a)  Representations and Warranties; Performance of
                 Obligations of the Company and ISB . . . . . . . . . . . . . . . . . . . . . . . .   34
            (b)  Opinion of Counsel to the Company and ISB  . . . . . . . . . . . . . . . . . . . .   34
            (c)  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
            (d)  Board Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
            (e)  Deposit of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

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                                                                                                    ----
                                                             ARTICLE VII
                                                             TERMINATION

7.1.        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
7.2.        Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37


                                                             ARTICLE VIII
                                                            MISCELLANEOUS

8.1.        Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .   37
8.2.        Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
8.3.        Expenses; Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
8.4.        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
8.5.        Controlling Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
8.6.        Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
8.7.        Modifications or Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
8.8.        Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
8.9.        Assignment; Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
8.10.       Consolidation of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
8.11.       Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
8.12.       Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42


Exhibit A        -        Plan of Merger between Jefferson and Interim

Exhibit B        -        Agreement and Plan of Merger and Liquidation

                               INDEX TO SCHEDULES

 Schedule                    Description
 --------                    -----------
 3.1                    Subsidiaries of Jefferson
 3.2                    Arrangements Affecting Jefferson Stock
 3.3                    Violations
 3.4(c)                 Extraordinary Liabilities
 3.5                    Title Matters
 3.6                    Environmental Matters
 3.7                    Litigation and Other Proceedings
 3.8                    Tax Matters
 3.9(a)                 Contractual Matters
 3.9(b)                 Default or Non-Compliance Under Contracts
 3.10                   Insurance of Jefferson, Jefferson Savings Bank and the Subsidiaries
 3.11                   Non-Compliance with Laws; OTS Examinations and Responses
 3.12                   Conduct
 3.14                   Employment Matters
 3.15(a)                Employee Benefit Plans
 3.15(b)                Terminated Plans
 3.15(c)                IRS Determination Letters
 3.15(f)                Unfunded Liabilities
 3.18                   Broker's or Finder's Fees
 3.21(a)                Loans of Jefferson, Jefferson Savings Bank and Subsidiaries
 3.21(b)                Loan Delinquencies and Defaults, Real Estate Owned and Unfunded Commercial Loan
                        Commitments and Letters of Credit
 4.3(b)                 Violations
 4.4                    Litigation and Other Proceedings
 4.8                    Brokerage
 4.10                   Non-Compliance with Laws
 5.1(b)                 Cash Dividend to Jefferson
 5.10                   Certain Severance Benefits
 5.11                   Directors' and Officers' Liability Insurance
 6.2                    Opinion of Counsel to Jefferson
 6.3                    Opinion of Counsel to the Company and ISB

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         This Agreement and Plan of Merger and Reorganization ("Agreement") dated as of May 24, 1996 is by and among ISB Financial Corporation, a Louisiana corporation (the "Company"), Iberia Savings Bank, a Louisiana-chartered savings bank and wholly-owned subsidiary of the Company ("ISB") and Jefferson Bancorp, Inc. ("Jefferson"), a Louisiana corporation, and Jefferson Federal Savings Bank, a federally-chartered stock savings bank and wholly owned subsidiary of Jefferson ("Jefferson Savings Bank").

         WHEREAS, the Company, Jefferson and Jefferson Savings Bank entered into a Letter of Intent as of March 29, 1996 ("Letter of Intent"), which contemplated, among other things, the Company's acquisition of all of the issued and outstanding shares of common stock of Jefferson through a business combination involving Jefferson;

         WHEREAS, the Company and Jefferson have previously entered into a Stock Option Agreement as of March 29, 1996 (the "Option Agreement");

         WHEREAS, the Company, ISB, Jefferson and Jefferson Savings Bank desire to enter into a definitive agreement which sets forth the terms and conditions of the foregoing transactions;

         WHEREAS, the boards of directors of the Company, ISB, Jefferson and Jefferson Savings Bank believe that the affiliation between Jefferson and the Company in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders;

         WHEREAS, the boards of directors of the Company, ISB, Jefferson and Jefferson Savings Bank have each approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the Company, ISB, Jefferson and Jefferson Savings Bank do hereby mutually agree, intending to be legally bound, as follows:


                                  ARTICLE I

                                  THE MERGER

         Section 1.1. The Merger. Subject to the terms and conditions of this Agreement and subject to and in accordance with a Plan of Merger between Jefferson and a Louisiana-chartered corporation and wholly-owned subsidiary of the Company ("Interim") to be formed in connection with the transactions contemplated hereby, a copy of which is attached hereto as Exhibit A (the "Plan of Merger"), at the Effective Date (as defined in Section 1.5 hereof), Interim shall be merged with and into Jefferson (the "Merger") in accordance with the applicable provisions of the Louisiana Business Corporation Law ("BCL"), and Jefferson shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Simultaneously with or as soon as practicable after the Merger, the Surviving Corporation shall be merged with and liquidated into the Company (the "Liquidation") in accordance with an Agreement and Plan of Merger and Liquidation, a copy of which is attached hereto as Exhibit B.

         Section 1.2. Effect of the Merger. As of the Effective Date, the Surviving Corporation shall be considered the same business and corporate entity as each of Jefferson and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of Jefferson and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Jefferson and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Jefferson and Interim in any contract, will or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of Jefferson and Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Jefferson and Interim if the Merger had not occurred. At the Effective Date, the directors and officers of the Surviving Corporation shall be the persons designated in Section 1.4.
It is contemplated that Jefferson Savings Bank will continue its operations, subject to the provisions described herein, as a wholly-owned subsidiary of the Company.

         Section 1.3. Articles of Incorporation and Bylaws. As of the Effective Date, the Articles of Incorporation and Bylaws of Jefferson shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

         Section 1.4. Directors and Officers. As of the Effective Date, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation.

         Section 1.5. Effective Date and Closing. The Merger shall become effective (and be consummated) upon the issuance of a certificate of merger by the Secretary of State of the State of Louisiana ("Secretary of State"). The term "Effective Date" shall mean the date and time when the certificate of merger is so issued. A closing (the "Closing") shall take place prior to the Effective Date not later than five (5) business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of the Company in New Iberia, Louisiana, or at such other place, time or date as the Company and Jefferson may mutually agree upon (the "Closing Date"). Immediately following the Closing, the Company and Jefferson shall request the Secretary of State to issue the certificate of merger. It is anticipated by the Company and Jefferson that the Closing and the Effective Date will occur on the same date.

         Section 1.6 The Charter Conversion. Subject to the terms and conditions of this Agreement, Jefferson and Jefferson Savings Bank will take all steps necessary to convert Jefferson Savings Bank from a federally-chartered savings bank to a Louisiana chartered savings bank (the "Charter Conversion"). It is the intent of the parties hereto that the Charter Conversion will become effective immediately prior to the Effective Date. Upon consummation of the Charter Conversion and the Merger, Jefferson Savings Bank will conduct business under the name "Jefferson Savings Bank." References herein to "Jefferson Savings Bank" shall mean the federally-chartered savings bank or the Louisiana-chartered savings bank, as the case may be.

         Section 1.7 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, the Company, with the prior written consent of Jefferson, which shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Jefferson Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.


                                   ARTICLE II

                   CONVERSION OF JEFFERSON AND INTERIM SHARES

         Section 2.1.  Conversion of Jefferson Common Stock and Options.   As
of the Effective Date, each share of common stock, par value $0.01 per share, of Jefferson (the "Jefferson Common Stock"), issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares, as hereinafter defined, or shares held by the Company or ISB other than in a fiduciary capacity) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from the Company, $23.00 in cash (the "Merger

Consideration"). At or immediately prior to the Effective Date, each outstanding option to purchase Jefferson Common Stock (other than pursuant to the Option Agreement) issued by Jefferson ("Jefferson Option") shall be cancelled, and each holder of any such Jefferson Option, whether or not then vested or exercisable, shall be entitled to receive at the Effective Date for each Jefferson Option an amount determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such option by (ii) the number of shares of Jefferson Common Stock subject to such Jefferson Option ("Option Consideration"). The payment of the consideration referred to in the immediately preceding sentence to holders of Jefferson Options shall be subject to the execution by any such holder of such instruments of cancellation as the Company may reasonably deem appropriate.
The aggregate consideration to be paid for the conversion of all outstanding shares of Jefferson Common Stock is hereinafter referred to as the "Aggregate Merger Consideration".

         Section 2.2.  Exchange of Shares.

                 (a) As of the Effective Date, the Company shall deposit in trust with an exchange agent to be mutually agreed to by the parties hereto (the "Exchange Agent") cash in an amount equal to the maximum Aggregate Merger Consideration.

                 (b) As soon as practicable after the Effective Date but no later than five business days after the Effective Date, the Exchange Agent will send to each holder of record of a certificate or certificates (other than holders of Dissenting Shares) which, immediately prior to the Effective Date represented outstanding shares of Jefferson Common Stock ("Certificates"), a letter of transmittal for use in exchanging such Certificates for the Merger Consideration. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Merger Consideration for each share of Jefferson Common Stock represented by such Certificate and the Certificates so surrendered shall be canceled; in this connection, the Company will use its best efforts to ensure that the Exchange Agent delivers the Merger Consideration to each former Jefferson shareholder within five business days following receipt of surrendered Certificates and a properly completed letter of transmittal. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any holder of Jefferson Common Stock the Merger Consideration to which such holder of Jefferson Common Stock would otherwise be entitled until such holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by the Surviving Corporation. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Merger Consideration payable for the outstanding shares of Jefferson Common Stock.

                 (c) After the Effective Date, there shall be no transfers on the stock transfer books of Jefferson of the shares of Jefferson Common Stock which were outstanding immediately prior to the Effective Date and, if any Certificates representing such shares are presented for transfer to Jefferson, they shall be canceled and exchanged for the Merger Consideration provided for in Section 2.1 hereof.

                 (d)      If payment of the Merger Consideration pursuant to
Section 2.1 hereof for shares of Jefferson Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                 (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.2 that remains unclaimed by the stockholders of Jefferson twelve (12) months after the Effective Date shall be returned to the Company, upon demand, and any stockholder of Jefferson who had not exchanged his shares of Jefferson Common Stock for the Merger Consideration in accordance with this Agreement prior to that time shall thereafter look to the Company for payment of the Merger Consideration in respect of such shares, subject to applicable escheat laws.

         Section 2.3. Dissenting Shares. Each share of Jefferson Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenters' rights of appraisal by following the procedures set forth in the BCL, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his Certificates for the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenters' rights, shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the BCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the BCL, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the BCL. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenters' rights under the applicable provisions of the BCL, such Dissenting Shares shall be converted into the right to receive the Merger Consideration in accordance with the provisions of Section 2.1 hereof.

         Section 2.4. Interim Shares. Each outstanding share of common stock of Interim, $1.00 par value per share ("Interim Common Stock"), on the Effective Date shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF JEFFERSON
                           AND JEFFERSON SAVINGS BANK

         Jefferson and Jefferson Savings Bank represent and warrant to the Company as follows:

         Section 3.1. Organization. Jefferson is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and is duly registered as a unitary savings and loan holding company. Jefferson Savings Bank currently is a federally-chartered savings association duly organized, validly existing and in good standing under the laws of the United States and, as of the Effective Date, is expected to be a Louisiana-chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and, in all instances, a direct wholly-owned subsidiary of Jefferson. The deposits of Jefferson Savings Bank are insured pursuant to the Federal Deposit Insurance Act, as amended, to the fullest extent permitted by law. Jefferson and Jefferson Savings Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own or lease their respective properties, to engage in the business and activities now conducted by them and each is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed and qualified would not have a material adverse effect on Jefferson or Jefferson Savings Bank.

         Other than Jefferson Savings Bank, the only direct or indirect subsidiaries of Jefferson are Metro Service Corporation, a Louisiana corporation ("Metro"), and Jefferson Insurance Corporation, a Louisiana corporation ("Insurance"), both of which are wholly owned subsidiaries of Jefferson Savings Bank. The term "Subsidiaries" (defined as all of the corporations and joint ventures and partnerships in which Jefferson or Jefferson Savings Bank has, directly or indirectly, at least a fifty-percent interest or acts as a general partner) when used with reference to Jefferson shall mean Metro and Insurance. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed and qualified would not have a material adverse effect on the Subsidiary.

         Jefferson has delivered or made available to the Company true and complete copies of the Articles of Incorporation, Charter and Bylaws or similar governing documents of each of Jefferson, Jefferson Savings Bank and the Subsidiaries, in each case as amended to date. Except for Jefferson Savings Bank and the Subsidiaries, and as otherwise disclosed on Schedule 3.1 to this Agreement, Jefferson (i) does not have any subsidiaries or affiliates, (ii) is not a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) does not know of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Jefferson.

         Section 3.2. Capitalization. The authorized capital stock of Jefferson consists of 10,000,000 shares of Jefferson Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"). As of the date of this Agreement, 2,195,635 shares of Jefferson Common Stock were issued and outstanding (including 24,130 shares of Jefferson Common Stock held, but not awarded, as of the date hereof by Jefferson's 1993 and 1994 Management Recognition Plans and Trusts ("Recognition Plans")) and no shares of Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Jefferson Common Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. All of the outstanding shares of capital stock or other equity ownership interests of Jefferson Savings Bank and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by Jefferson free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for
(i) an aggregate of 127,334 shares of Jefferson Common Stock issuable upon exercise of stock options granted pursuant to Jefferson's 1992 Stock Incentive Plan, its 1994 Directors' Stock Option Plan and its 1994 Key Employee Stock Compensation Program (collectively, the "Stock Option Plans") and which are outstanding on the date hereof, which, including applicable exercise prices, are set forth on Schedule 3.2, and (ii) shares of Jefferson Common Stock issuable pursuant to the terms of the Option Agreement, none of Jefferson, Jefferson Savings Bank or any of the Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Jefferson, Jefferson Savings Bank or any of the Subsidiaries or any securities representing the right to purchase or otherwise acquire any shares of such capital stock or any securities convertible into or representing the right to purchase or otherwise acquire any such stock. There are no agreements, understandings or commitments relating to the right of Jefferson to vote or to dispose of shares of the capital stock or other ownership interests of Jefferson Savings Bank or the Subsidiaries.

         Section 3.3. Authority; No Violation. (a) Subject to the approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the stockholders of Jefferson, Jefferson and Jefferson Savings Bank have full corporate power and authority to execute and deliver this Agreement and, with respect to Jefferson, the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Jefferson and Jefferson Savings Bank in accordance with the Articles of Incorporation, Charter and Bylaws of Jefferson and Jefferson Savings Bank and applicable laws and regulations. Except for such approvals referenced in the immediately preceding two sentences, no other corporate proceedings on the part of Jefferson and Jefferson Savings Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Jefferson and Jefferson Savings Bank and constitutes a valid and binding obligation of Jefferson and Jefferson Savings Bank, enforceable against each of them in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement by Jefferson and Jefferson Savings Bank, nor the consummation by Jefferson and Jefferson Savings Bank of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by Jefferson and Jefferson Savings Bank with any of the terms or provisions hereof, will, (i) violate any provision of Jefferson's Articles of Incorporation or Bylaws or the charter or bylaws or other governing instrument of any of Jefferson Savings Bank or the Subsidiaries, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Jefferson or any of Jefferson Savings Bank or the Subsidiaries or any of their respective properties or assets, or (iii) except as set forth in Schedule 3.3, violate, conflict with, result in a breach of any provisions of, constitute a default
(or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Jefferson or any of Jefferson Savings Bank or the Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Jefferson or any of Jefferson Savings Bank or the Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank and the Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Secretary of State of the State of Louisiana, the Board of Governors of the Federal Reserve System ("FRB"), the Office of Thrift Supervision ("OTS"), the Office of Financial Institutions of the State of Louisiana ("OFI") and the Federal Deposit Insurance Corporation ("FDIC"), if applicable, and by stockholders of Jefferson, or as set forth in Schedule 3.3, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Jefferson in connection with (a) the execution and delivery by Jefferson and Jefferson Savings Bank of this Agreement and the Plan of Merger and (b) the consummation by Jefferson and Jefferson Savings Bank of the Merger.

         Section 3.4. Financial Statements. (a) Jefferson has previously delivered or made available to the Company true and complete copies on a consolidated basis of (i) the unaudited statements of financial condition, statements of income, statements of stockholders' equity and statements of cash flows of Jefferson and its subsidiaries as of and for the three months ended March 31, 1996, (ii) the statements of financial condition, statements of income, statements of stockholders' equity and statements of cash flows, together with the notes thereto, of Jefferson (or its predecessor) and its subsidiaries on an audited basis for the years ended December 31, 1995, December 31, 1994, and December 31, 1993 and with respect to the audited periods in each case accompanied by the audit reports of the independent certified public accounting firm which performed the audits (the financial statements described in clause (i) and this clause (ii) are referred to herein as the "Jefferson Financial Statements"). The Jefferson Financial Statements (including the related notes) have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, and fairly present in all material respects the consolidated financial condition of Jefferson as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present in all material respects the results of the consolidated operations, stockholders' equity and cash flows of Jefferson for the respective periods set forth therein, except that the financial statements referred to in clause (i) are subject to normal year-end adjustments and independent audit.

         (b) The books and records of Jefferson, Jefferson Savings Bank and the Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

         (c) Except as and to the extent reflected, disclosed or reserved against in the Jefferson Financial Statements (including the notes thereto), none of Jefferson, Jefferson Savings Bank or the Subsidiaries had, as of the respective dates of the Jefferson Financial Statements, any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank and the Subsidiaries, taken as a whole. Except as provided in Schedule 3.4(c), since December 31, 1995, Jefferson, Jefferson Savings Bank and the Subsidiaries have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice.

         Section 3.5. Title. Jefferson has previously delivered or made available to the Company true and complete copies of all of the deeds and leases and title insurance policies for all real property owned or leased by Jefferson, Jefferson Savings Bank or the Subsidiaries and all mortgages, deeds of trust and security agreements to which such property is subject. Jefferson, Jefferson Savings Bank and the Subsidiaries have good and marketable title to all of their respective assets and properties including, without limitation, land and improvements thereon, and all personal and intangible properties reflected in the Jefferson Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in the Jefferson Financial Statements or as set forth in Schedule 3.5, (ii) statutory liens not yet delinquent, (iii) as reflected in the title insurance policies referenced in the immediately preceding sentence, and (iv) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Jefferson Financial Statements. Jefferson owns no equity securities of or interest in any depository institution other than Jefferson Savings Bank.

         Section 3.6. Environmental Laws. Jefferson, Jefferson Savings Bank and the Subsidiaries are in compliance with all terms and conditions of all applicable federal and state environmental laws and permits required thereunder (such laws and permits referred to herein as "Environmental Laws") except where the failure to be in compliance would not be material to Jefferson, Jefferson Savings Bank or any of the Subsidiaries, as the case may be. Except as set forth on Schedule 3.6, (i) none of Jefferson, Jefferson Savings Bank or the Subsidiaries have received notice of any violation of, or claim, citation, assessment, proposed assessment or demand for abatement in connection with any Environmental Laws, or generated, stored, or disposed of any materials designated as hazardous materials or substances under any Environmental Laws (such materials or substances referred to herein as "Hazardous Materials,") and, to the best knowledge of Jefferson, none are subject to any claim or lien under any Environmental Laws; and (ii) to the best knowledge of Jefferson, without inquiry, no real estate currently leased by, owned, operated or securing any loan made by Jefferson, Jefferson Savings Bank or the Subsidiaries, or owned, operated or leased by Jefferson, Jefferson Savings Bank or the Subsidiaries within the ten years preceding the date of this Agreement, has been designated as requiring any environmental cleanup or response action to comply with Environmental Laws, or to the best knowledge of Jefferson, has been the site of release of any Hazardous Materials.

         Section 3.7. Litigation and Other Proceedings. Except as set forth in Schedule 3.7, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Jefferson, threatened, before any court or administrative body in any manner against Jefferson, Jefferson Savings Bank or the Subsidiaries, or any of their respective properties or capital stock. Except as previously disclosed to the Company, none of Jefferson, Jefferson Savings Bank or the Subsidiaries have actual knowledge or have been advised in writing of any basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank or the Subsidiaries or which could question the validity of any action taken or to be taken in connection with this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. None of Jefferson, Jefferson Savings Bank or the Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality, except for any such default that would not have a material adverse effect on Jefferson, Jefferson Savings Bank or the Subsidiaries. In connection with the most recent examinations of Jefferson and Jefferson Savings Bank by the Office of Thrift Supervision ("OTS"), neither Jefferson nor Jefferson Savings Bank was required to correct or change any action, procedure or proceeding which Jefferson believes in good faith has not been now corrected or changed as required.

         Section 3.8. Taxes. Except as set forth on Schedule 3.8, Jefferson, Jefferson Savings Bank and the Subsidiaries have filed with the appropriate federal, state and local governmental agencies all tax returns and reports required to be filed, and have paid all taxes and assessments shown or claimed to be due, except where the failure to file tax returns and to pay taxes would not have a material adverse effect on Jefferson, Jefferson Savings Bank and the Subsidiaries. Except as set forth on Schedule 3.8, none of Jefferson, Jefferson Savings Bank or the Subsidiaries have executed or filed with the Internal Revenue Service ("IRS") any agreement extending the period for assessment and collection of any federal tax nor is Jefferson, Jefferson Savings Bank or the Subsidiaries a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against Jefferson, Jefferson Savings Bank or the Subsidiaries. None of Jefferson, Jefferson Savings Bank or the Subsidiaries have waived any statute of limitations with respect to any tax or other assessment or levy, and all such taxes and other assessments and levies which Jefferson, Jefferson Savings Bank or the Subsidiaries is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental agency, domestic and foreign, or segregated and set aside for such payment and, if so segregated and set aside, will be so paid by Jefferson, Jefferson Savings Bank or the Subsidiaries as required by law.

         Jefferson, Jefferson Savings Bank and the Subsidiaries have established (and until the Effective Date will establish) on their books accrued amounts that are adequate for the payment of all federal, state and local taxes (including, but not limited to, income (including alternative minimum tax), FICA, FUTA, backup withholding, personal property and franchise taxes) not yet due and payable, but incurred in respect of Jefferson, Jefferson Savings Bank or the Subsidiaries through such date. Except as set forth in
Schedule 3.8, the federal income tax returns of Jefferson, Jefferson Savings Bank and the Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in Schedule 3.8, the applicable state franchise tax returns of Jefferson, Jefferson Savings Bank and the Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth on Schedule 3.8, to the best knowledge of Jefferson, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Jefferson, Jefferson Savings Bank or the Subsidiaries.

         Jefferson has previously delivered or made available to the Company true and complete copies of the federal and state income tax returns of Jefferson, Jefferson Savings Bank and the Subsidiaries as filed by each entity for the years ended December 31, 1994 and 1993.

         Section 3.9. Contracts. Except as otherwise noted in Schedule 3.9(a) hereto, none of Jefferson, Jefferson Savings Bank or the Subsidiaries is a party to or bound by any (i) employment contract or severance agreement (including without limitation any collective bargaining contract or union agreement); (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies, or for the performance of services, in either case, over a period of more than sixty (60) days from the date of this Agreement; (vi) contract or option to purchase or sell any real or personal property; (vii) contract, agreement or letter with respect to the management of Jefferson, Jefferson Savings Bank or the Subsidiaries imposed by any bank regulatory authority having supervisory jurisdiction over Jefferson, Jefferson Savings Bank or the Subsidiaries, (viii) agreement, contract or indenture related to the borrowing by Jefferson, Jefferson Savings Bank or the Subsidiaries of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of Jefferson, Jefferson Savings Bank or the Subsidiaries or holder of more than ten percent (10%) of the Jefferson Common Stock, or any affiliate of such person; (xi) applications or contracts with respect to branching or site location or relocation or (xii) contracts, other than the foregoing, and not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Jefferson to the Company.

         Except as disclosed in Schedule 3.9(b), none of Jefferson, Jefferson Savings Bank or the Subsidiaries is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance, except for a default or non-compliance that would not have a material adverse effect on Jefferson, Jefferson Savings Bank and the Subsidiaries.

         Section 3.10. Insurance. A true and complete list of all insurance policies owned or held by or on behalf of Jefferson, Jefferson Savings Bank and the Subsidiaries, including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in Schedule 3.10 to this Agreement. Each of such policies are under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility. In the judgment of Jefferson, such insurance policies are of an amount and scope customary for persons engaged in the business and having assets similar to the business conducted by Jefferson, Jefferson Savings Bank and the Subsidiaries, respectively. As of the date hereof, none of Jefferson, Jefferson Savings Bank or the Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and all material claims thereunder have been filed in a timely fashion and, to the best knowledge of Jefferson none of Jefferson, Jefferson Savings Bank or the Subsidiaries is in default under any such policy and no coverage thereunder is being disputed.

         Section 3.11. Laws. Except as otherwise noted on Schedule 3.11 hereto, Jefferson, Jefferson Savings Bank and the Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders, except where a failure to comply will not result in a material adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank or the Subsidiaries, as the case may be. Jefferson, Jefferson Savings Bank and the Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that were required to be filed with the OTS or any other regulatory authority having jurisdiction over Jefferson, Jefferson Savings Bank or the Subsidiaries, and such reports, registrations and statements, together with any amendments thereto, were true and correct in all material respects when filed. Schedule 3.11 lists all examinations of Jefferson, Jefferson Savings Bank or the Subsidiaries conducted by the OTS or any other regulatory authority having jurisdiction over Jefferson, Jefferson Savings Bank or the Subsidiaries since January 1, 1993 and the dates of any responses thereto submitted by Jefferson, Jefferson Savings Bank or the Subsidiaries. Jefferson Savings Bank has a rating of "satisfactory" or better with respect to its compliance with the Community Reinvestment Act, as amended, and the regulations promulgated thereunder ("CRA") and knows of no reason why its primary federal regulator or other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Jefferson Savings Bank under the CRA. Jefferson previously has provided the Company with all correspondence relating to Jefferson Savings Bank's compliance with the CRA.

         Section 3.12. Conduct. Except as set forth on Schedule 3.12 or as to actions taken subsequent to the date hereof as permitted pursuant to Section
5.1 of this Agreement, since December 31, 1995, none of Jefferson, Jefferson Savings Bank or the Subsidiaries has (i) issued, sold or purchased any of its capital stock or corporate debt obligations; (ii) declared or set aside or paid any dividend, or issued or granted any option, warrant, call commitment, right to purchase or agreement of any character regarding the authorized or issued common stock of Jefferson, Jefferson Savings Bank or the Subsidiaries, or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of its issued and outstanding capital stock; (iii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of its assets to a lien or encumbrance, other than in the ordinary course of business and other than statutory liens not yet delinquent;
(iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the balance sheet, accruals, accounts and notes payable incurred since the date of the balance sheet in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vi) made any general or individual wage or salary increase, paid any bonus or instituted any employee welfare, retirement or similar plan or arrangement; (vii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance; or (viii) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

         Section 3.13. Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the Jefferson Financial Statements has been calculated in accordance with Jefferson's and Jefferson Savings Bank's procedures and in accordance with all applicable rules and regulations including generally accepted accounting principles. In the opinion of Jefferson's management the reserve for possible loan losses included in the Jefferson Financial Statements was, as of the date of the Jefferson Financial Statements, adequate to cover all known or reasonably anticipated loan losses.

         Section 3.14. Employment Relations. The relations of Jefferson, Jefferson Savings Bank and the Subsidiaries with their respective employees are satisfactory, and none of Jefferson, Jefferson Savings Bank or the Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Jefferson, Jefferson Savings Bank and the Subsidiaries have materially complied with all laws relating to the employment of labor with respect to their respective employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 3.14 hereto, no person has asserted that Jefferson, Jefferson Savings Bank or the Subsidiaries is liable for any arrearage of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

         Section 3.15.  Employee Benefit Plans.  (a) Except as disclosed in
Schedule 3.15(a), none of Jefferson, Jefferson Savings Bank or the Subsidiaries maintain or contribute to any "employee pension benefit plan" (the "Jefferson Pension Plan(s)"), as such term is defined in Section 3 (2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement (together with the Jefferson Pension Plans, herein referred to collectively as the "Plans").

         (b) The Plans in effect at Jefferson, Jefferson Savings Bank and the Subsidiaries that are subject to ERISA have, to the best knowledge of Jefferson, all been operated in all material respects in compliance with ERISA since ERISA became applicable with respect thereto and Jefferson, Jefferson Savings Bank and the Subsidiaries have received no written notice to the contrary. None of the Plans nor any of their respective related trusts have been terminated (except the termination of any Plan which is in compliance with the requirements of ERISA and/or which will not result in any additional liability to Jefferson, Jefferson Savings Bank or the Subsidiaries except as disclosed in Schedule 3.15(b)).

         (c) Each of the Jefferson Pension Plans intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code
("Code") has been determined by the IRS to be so qualified, and Jefferson is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan. Copies of the most recent IRS determination letters for each Jefferson Pension Plan intended to be so qualified are attached hereto in Schedule 3.15(c).

         (d) No Jefferson Pension Plan is now, or ever has been, subject to Title IV of ERISA.

         (e) None of Jefferson, Jefferson Savings Bank or the Subsidiaries, nor, to the best knowledge of Jefferson, any trustee, fiduciary or administrator of a Plan or any trust created thereunder, has engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code, which could subject Jefferson, Jefferson Savings Bank or the Subsidiaries, or, to the best knowledge of Jefferson, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said
Section 4975.

         (f) Except as disclosed in Schedule 3.15(f), none of Jefferson, Jefferson Savings Bank or the Subsidiaries have any material unfunded liabilities with respect to employee benefits, whether vested or unvested for any of their respective employees.

         Section 3.16. Shareholder Reports. Jefferson has previously delivered or made available to the Company a complete copy of each annual, quarterly or special report and definitive proxy statement or other communication (other than general advertising material) provided by Jefferson or Jefferson Savings Bank to its shareholders since January 1, 1993, and each such annual, quarterly or special report, definitive proxy statement or communication, as of its date, complied in all material respects with any applicable statutes, rules and regulations enforced or promulgated by any applicable regulatory agency, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

Since January 1, 1993, Jefferson and Jefferson Savings Bank have duly filed with the OTS and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Jefferson has previously delivered or made available to the Company accurate and complete copies of all such reports.

         Section 3.17. Minute Books. The minute books of Jefferson, Jefferson Savings Bank and the Subsidiaries contain accurate records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors), except where the failure to so maintain such records would not have a material adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank or the Subsidiaries, as the case may be.

         Section 3.18.  Broker's and Other Fees.  Except as set forth in
Schedule 3.18, none of Jefferson, Jefferson Savings Bank or the Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement and the Plan of Merger.

         Section 3.19. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank and the Subsidiaries taken as a whole since December 31, 1995 to the date hereof, and to the best of Jefferson's knowledge, no fact or condition exists which is particular to Jefferson and which Jefferson believes will cause such a material adverse change in the future (other than changes since such date attributable to or resulting from changes in general economic conditions including changes in the prevailing level of interest rates, changes in laws or regulations, changes in generally accepted accounting principles or interpretations thereof or expenses associated with the disposition of any of Jefferson's or Jefferson Savings Bank's benefit plans or severance agreements).

         Section 3.20. Jefferson Information. The information to be contained in the proxy statement to be delivered to shareholders of Jefferson in connection with the solicitation of their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, as of the date the proxy statement is mailed to shareholders of Jefferson, and up to and including the date of the meeting of shareholders to which such proxy statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.21.  Loans, Real Estate Owned, Etc.  Except as disclosed in
Schedule 3.21(a), each loan on the books of Jefferson, Jefferson Savings Bank and the Subsidiaries, including unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of Jefferson, without inquiry, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Schedule 3.21(b) discloses: (i) any written or, to the knowledge of Jefferson, oral loan or similar agreement under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of Jefferson's knowledge, in default of any other provision thereof; (ii) a listing of the real estate owned by Jefferson, Jefferson Savings Bank and the Subsidiaries; (iii) unfunded commercial loan commitments and letters of credit; and (iv) each loan or similar agreement which has been classified or designated "special mention," "substandard," doubtful," or "loss" by Jefferson, Jefferson Savings Bank or any Subsidiary.

         Section 3.22.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

         Section 3.23. Regulatory Approvals. Jefferson has no reason to believe that all regulatory approvals necessary to consummate the transactions set forth in this Agreement and the Plan of Merger will not be received.

         Section 3.24 Disclosure Schedule. The Disclosure Schedule of Jefferson and Jefferson Savings Bank sets forth, among other things, exceptions to their representations and warranties in this Article III. While Jefferson and Jefferson Savings Bank used their best efforts to identify in the Disclosure Schedule the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Article III. The mere inclusion of an exception in the Disclosure Schedule shall not be deemed an admission by Jefferson and Jefferson Savings Bank that such exception represents a material fact, event or circumstance.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Jefferson as follows:

         Section 4.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. ISB is a Louisiana-chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and a direct wholly-owned subsidiary of the Company.
The deposits of ISB are insured pursuant to the Federal Deposit Insurance Act, as amended, to the fullest extent permitted by law. The Company and ISB have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own or lease their respective properties, to engage in the business and activities now conducted by them and each is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be so licensed and qualified would not have a material adverse effect on the Company or ISB.

         The Company has previously delivered or made available to Jefferson true and complete copies of the Articles of Incorporation and Bylaws of the Company and ISB, as amended to date.

         Interim will be at the Effective Date an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Plan of Merger and Interim will have no material obligations or liabilities other than its obligations hereunder.

         Section 4.2. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $1.00 par value per share ("Company Common Stock") and 5,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this Agreement, 7,380,671 shares of the Company Common Stock and no shares of preferred stock were outstanding. The authorized capital stock of ISB consists of 1,000,000 shares of Common Stock, $1.00 par value per share. As of the date of this Agreement, all outstanding shares of ISB Common Stock were owned by the Company. All of the issued and outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The authorized capital stock of Interim will at the Effective Date consist of 1,000 shares of Interim Common Stock, all of which will at the Effective Date be issued and outstanding and owned by the Company.

         Section 4.3. Authority; No Violation. (a) The Company and ISB have full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Boards of Directors of the Company and ISB and will at or before the Effective Date be approved by the Company as the sole stockholder of Interim and by the Board of Directors of Interim. Except for such approval, no other corporate proceedings on the part of the Company and ISB are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and ISB and constitutes a valid and binding obligation of the Company and ISB, enforceable against the Company and ISB in accordance with and subject to its terms. At the Effective Date, Interim will have full corporate power and authority to consummate the transactions contemplated by the Plan of Merger, the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by the Company as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated.

         (b) Neither the execution and delivery of this Agreement and the Plan of Merger by the Company, ISB or Interim, respectively, nor the consummation by the Company, ISB or Interim of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by the Company, ISB or Interim with any of the terms or provisions hereof or thereof, will, (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, ISB or Interim, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree of injunction applicable to the Company or ISB or any of their respective properties or assets, or (iii) except as disclosed in Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or ISB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or ISB is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the financial condition of the Company and ISB taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Secretary of State, the OTS, the FRB and the OFI, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Company in connection with (a) the execution and delivery by the Company and/or ISB of this Agreement and the Plan of Merger and (b) the consummation by the Company and/or ISB of the Merger and the other transactions contemplated hereby and by the Plan of Merger.

         Section 4.4. Litigation and Other Proceedings. Except as disclosed in Schedule 4.4 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of the Company, threatened, before any court or administrative body in any manner against the Company or ISB or any of their respective properties or capital stock, which might have a material adverse effect on the transactions proposed by this Agreement and the Plan of Merger. Neither the Company nor ISB knows of any basis on which any litigation or proceeding could be brought which could question the validity of any action taken or to be taken in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

         Section 4.5. Ability to Pay Merger Consideration. The Company will have available to it as of the Effective Date sufficient cash to pay the Aggregate Merger Consideration to shareholders of Jefferson and the consideration to be paid to holders of Jefferson Options as set forth in
Section 2.1. Upon consummation of the Merger, ISB will continue to be a "well capitalized" bank pursuant to 12 C.F.R. Section 325.103(b) and the Company will continue to meet all of its regulatory capital requirements.

         Section 4.6.  Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

         Section 4.7. Regulatory Approvals. The Company has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement and the Plan of Merger or will become subject to any conditions by any regulatory agency which would materially impair the ability of the Company to consummate the transactions set forth in this Agreement and the Plan of Merger.

         Section 4.8. Brokerage. Except as set forth on Schedule 4.8, no investment banker, broker, finder or other person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or undertakings made by or on behalf of the Company, ISB or their respective affiliates.

         Section 4.9. Financial Statements. (a) The Company has previously delivered or made available to Jefferson true and complete copies on a consolidated basis of (i) the unaudited statements of financial condition, statements of income, statements of stockholders' equity and statements of cash flows of the Company and its subsidiaries as of and for the three months ended March 31, 1996, (ii) the statements of financial condition, statements of income, statements of stockholders' equity and statements of cash flows, together with the notes thereto, of the Company and its subsidiaries on an audited basis for the years ended December 31, 1995, December 31, 1994, and December 31, 1993 and with respect to the audited periods in each case accompanied by the audit reports of the independent certified public accounting firm which performed the audits (the financial statements described in clause (i) and this clause (ii) are referred to herein as the "Company Financial Statements"). The Company Financial Statements (including the related notes) have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied during the periods involved, and fairly present in all material respects the consolidated financial condition of the Company as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present in all material respects the results of the consolidated operations, stockholders' equity and cash flows of the Company for the respective periods set forth therein, except that the financial statements referred to in clause (i) are subject to normal year-end adjustments and independent audit.

         (b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), neither the Company nor ISB had or have, as the case may be, any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of the Company and ISB, taken as a whole.

         Section 4.10. Laws. Except as otherwise noted on Schedule 4.10 hereto, the Company and ISB are in compliance with all applicable federal, state and local laws, rules, regulations and orders, except where a failure to comply will not result in a material adverse effect on the business, operations, assets or financial condition of the Company and ISB taken as a whole. ISB has a rating of "satisfactory" or better with respect to its compliance with the Community Reinvestment Act, as amended, and the regulations promulgated thereunder ("CRA") and knows of no reason why its primary federal regulator or other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of ISB under the CRA.

         Section 4.11. Company Information. The information provided by the Company for inclusion in the proxy statement to be delivered to shareholders of Jefferson in connection with the solicitation of their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, as of the date the proxy statement is mailed to shareholders of Jefferson, and up to and including the date of the meeting of shareholders to which such proxy statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.12 Disclosure Schedule. The Disclosure Schedule of the Company and ISB sets forth, among other things, exceptions to their representations and warranties in this Article IV. While the Company and ISB used their best efforts to identify in the Disclosure Schedule the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Article IV. The mere inclusion of an exception in the Disclosure Schedule shall not be deemed an admission by the Company and ISB that such exception represents a material fact, event or circumstance.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         Section 5.1. Conduct of the Business of Jefferson. (a) From and after the date of this Agreement to the Effective Date, Jefferson, Jefferson Savings Bank and the Subsidiaries shall use all reasonable efforts to (i) conduct their businesses in substantially the same manner as they have been conducted since December 31, 1995 and in accordance with prudent business and banking practices; provided, however, that nothing herein shall preclude Jefferson Savings Bank from continuing its plans to develop a new branch office in Mandeville, Louisiana on the terms previously disclosed to the Company, (ii) maintain and keep their properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by them, (iv) perform all of their obligations under contracts, leases and documents relating to or affecting their assets, properties and business, except such obligations as Jefferson, Jefferson Savings Bank or the Subsidiaries may in good faith reasonably dispute, (v) maintain and preserve their business organizations and present employees and maintain all relationships with depositors and customers of Jefferson Savings Bank, (vi) coordinate with the Company prior to making any material change in its practices or policies with respect to the rate of interest to be paid on its deposit products, and (vii) comply with and perform all obligations and duties imposed upon them by all federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities.

         (b) From and after the date of this Agreement to the Effective Date, Jefferson, Jefferson Savings Bank and the Subsidiaries will not without the prior written consent of the Company, which consent shall not be unreasonably withheld, except with respect to the Charter Conversion, as otherwise specifically provided for herein, and except as required by law or regulation
(i) permit any amendment or change to be made in the Articles of Incorporation or Bylaws of Jefferson; (ii) take, or allow Jefferson Savings Bank or the Subsidiaries to take, any action described or do any of the things listed in
Section 3.12 hereof (except that (A) Jefferson may continue its practice of paying quarterly cash dividends on Jefferson Common Stock of $.075 per share;
(B) Jefferson may continue to make payments to its 401(k) profit sharing plan in the ordinary course of business and consistent with past practices; (C) immediately prior to the Effective Date, Jefferson Savings Bank will pay a cash dividend to Jefferson as set forth on Schedule 5.1(b); (D) Jefferson may issue additional shares of Jefferson Common Stock upon the proper exercise of currently outstanding options issued under the Stock Option Plans or pursuant to the terms of the Option Agreement; (E) Jefferson Savings Bank may continue its current practice of accruing approximately $11,000 per month for bonuses to be paid to employees of Jefferson Savings Bank, and such amounts which have been so accrued may, in a manner consistent with past practices, be distributed to employees of Jefferson Savings Bank immediately prior to the Effective Date;
(F) Jefferson and Jefferson Savings Bank may continue their current practice of accruing an aggregate of $2,083.33 per month for deferred compensation for Karen L. Knight pursuant to the terms of a Deferred Compensation Agreement, dated as of December 14, 1994, by and between Jefferson, Jefferson Savings Bank and Ms. Knight; and (G) Jefferson Savings Bank may increase the salaries of employees who are not designated as officers or managers in the ordinary course of business and consistent with past practices); (iii) enter into or amend, or allow Jefferson Savings Bank or the Subsidiaries to enter into or amend, any contract, agreement or other instrument of any of the types listed in Section 3.9 hereof; (iv) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; (v) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any respect at the Effective Date the effect of which would have a material adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank or the Subsidiaries taken as a whole; (vi) waive any right of substantial value; (vii) introduce any new products or services;
(viii) make any change in policies respecting extensions of credit or loan charge-offs; (ix) change reserve requirement policies; (x) change securities portfolio policies; (xi) make any loans to any directors, officers, employees or affiliates of Jefferson, Jefferson Savings Bank or any Subsidiary other than loans to non-officer employees of Jefferson Savings Bank made in the ordinary course of business, consistent with past practices and in compliance with all applicable laws and regulations; (xii) make any loan in an amount over $250,000; (xiii) approve any loan, the underwriting of which varies from the written credit policies of Jefferson Savings Bank except for loans in amounts of less than $250,000 and with loan-to-value ratios of not more than 60%; (xiv) propose or take any action with respect to the closing of any branches; (xv)
(A) make, or permit Jefferson Savings Bank to make, any changes in the titles of any employee, officer or director; or (B) increase the salary of any manager or officer; (xvi) award shares of Jefferson Common Stock pursuant to Jefferson's Recognition Plan; or (xvii) agree to do any of the foregoing. Jefferson further agrees that, between the date of this Agreement and the Effective Date, they will provide reasonably detailed reports to the Company and ISB on not less than a monthly basis regarding (i) loan portfolio management, including management and work-out of nonperforming assets, and credit review and approval procedures and (ii) securities portfolio and funds management, including management of interest rate risk and the purchase or sale of any security.

         Section 5.2. No Solicitation. So long as this Agreement is in effect, none of Jefferson, Jefferson Savings Bank or the Subsidiaries shall, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any other person, entity or group (other than the Company) concerning any merger, acquisition, or sale of all or substantially all of the assets or capital stock of Jefferson, Jefferson Savings Bank or the Subsidiaries, except in response to an unsolicited possible Acquisition Transaction (as defined in Section 8.3(c)(i)) and then only to the extent required in order to discharge the fiduciary duties of the directors of Jefferson to Jefferson's shareholders. Jefferson agrees to notify the Company immediately of any such unsolicited possible Acquisition Transaction and provide reasonable detail as to the identity of the proposed acquiror and the nature of the possible Acquisition Transaction unless such notification would violate the directors' fiduciary duties to Jefferson stockholders.

         Section 5.3. Approval of Shareholders. Jefferson will (a) take all steps necessary to call, give notice of, convene and hold a meeting of the shareholders of Jefferson as soon as reasonably practicable for the purpose of securing the approval of shareholders of this Agreement and the Plan of Merger,
(b) recommend to the shareholders of Jefferson the approval of this Agreement, unless such recommendation would violate the directors' fiduciary duties to its stockholders, and the Plan of Merger and the transactions contemplated hereby and thereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with the Company with respect to each of the foregoing matters.

         Section 5.4. Current Information. During the period from the date of this Agreement to the Effective Date, Jefferson will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the Company regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Jefferson will deliver to the Company and the Company will deliver to Jefferson their respective quarterly financial reports.

         Section 5.5. Access to Properties and Records. (a) Jefferson will afford the executive officers, employees and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books and records of Jefferson, Jefferson Savings Bank and the Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes of directors' meetings with respect to this Agreement and transactions contemplated hereby) and shareholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers (subject to receipt from Jefferson's accountants which Jefferson will take reasonable efforts to obtain), litigation files, plans affecting employees, and any other business activities or prospects in which the Company and its representatives may have a reasonable interest (other than lists of shareholders of Jefferson and customers of Jefferson Savings Bank which shall be provided to the Company only with the prior consent of Jefferson and Jefferson Savings Bank) and shall make its directors, officers, employees, agents, representatives and accountants available to confer with the Company and its representatives; provided, however, that such investigations shall be conducted with prior notice during normal business hours and in a manner so as not to unreasonably interfere with the operations of Jefferson, Jefferson Savings Bank or the Subsidiaries. During the term of this Agreement, the officers of Jefferson will furnish the Company with such additional financial and operating data and other information as to the business and properties of Jefferson, Jefferson Savings Bank and the Subsidiaries as the Company shall, from time to time, reasonably request. Jefferson, Jefferson Savings Bank and the Subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Upon the reasonable request of the Company, Jefferson, Jefferson Savings Bank and the Subsidiaries will use all reasonable efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements, to the extent practicable, under circumstances in which the restrictions of the preceding sentence apply.

         (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby, shall be deemed and treated as confidential material and information by the party receiving the same, and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use all reasonable efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public;
(C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a regulatory or legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party subject to such disclosure order or requirement shall advise the other party prior to so disclosing, to the extent that such party can do so legally, in order to provide such other party with the opportunity to contest the disclosure.

         Section 5.6.  Regulatory Applications and Proxy Solicitation Matters.
(a) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect in a timely manner all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Plan of Merger as soon as possible, including, without limitation, those required by the FRB, the OTS and the OFI. The parties shall each have a reasonable opportunity to review in advance all filings to be made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement and the Plan of Merger and to receive a copy of all such filings within two business days subsequent to filing as well as all related regulatory correspondence.

         (b) For the purpose of holding the meeting of Jefferson shareholders referred to in Section 5.3 hereof, the parties hereto shall cooperate in the preparation by Jefferson of a proxy statement satisfying all applicable requirements of applicable state and federal laws.

         (c) The Company shall furnish such information concerning the Company as is necessary in order to cause the proxy statement insofar as it relates to the Company to comply with Sections 4.11 and 5.6(b) hereof. The Company agrees promptly to advise Jefferson if at any time prior to the Jefferson shareholder meeting referred to in Section 5.3 hereof, any information provided by the Company in the proxy statement relating to such meeting becomes incorrect or incomplete in any material respect and to provide Jefferson with the information needed to correct such inaccuracy or omission. The Company shall furnish Jefferson with such supplemental information as may be necessary in order to cause the proxy statement, insofar as it relates to the Company, to comply with Section 5.6(b) after the mailing thereof to Jefferson shareholders.

         (d) Each of the parties will promptly furnish each other with copies of filings with governmental bodies and written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby and by the Plan of Merger, except that the Company shall not be required to provide confidential information about its businesses or plans to Jefferson that is provided to regulatory agencies in connection with, but not involving or with respect to, the transactions contemplated by this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby.

         Section 5.7. Further Assistance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing expeditiously and in the shortest reasonable time to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and the Plan of Merger and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and the Plan of Merger and to promptly remedy the same. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, the proper officers and directors of each party to this Agreement and the Plan of Merger shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement and the Plan of Merger unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

         Section 5.8. Public Announcements. No party hereto shall make any news release or other public disclosure with respect to this Agreement or any of the transactions contemplated hereby without the prior consent of all other parties, which consent shall not be unreasonably withheld, except as may be otherwise required by law or regulation and as to which the party releasing such information as required by law or regulation has used its best efforts to discuss with the other party in advance.

         Section 5.9. Failure to Fulfill Conditions. In the event that the Company or Jefferson determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to February 28, 1997 and that it will not waive that condition, it will promptly notify the other party. Jefferson and the Company will promptly inform the other of any facts applicable to Jefferson or the Company, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

         Section 5.10. Employment of Jefferson Personnel. The employment of the current Chairman, President and Chief Executive Officer of Jefferson and Jefferson Savings Bank, Karen L. Knight, will be terminated effective as of the Effective Date, and Ms. Knight will thereupon be entitled to, and the Company agrees to provide, the payments and benefits reflected on Schedule 5.10. The Company will honor the terms of (i) the severance pay plan for certain officers of Jefferson and Jefferson Savings Bank, as adopted December 21, 1994, (ii) the severance pay plan for executive officers of Jefferson and Jefferson Savings Bank, as adopted December 21, 1994, (iii) the non-employee directors' severance plan, as adopted January 11, 1995 (which will result in the payment of severance to the non-employee directors pursuant to the terms thereof as of the Effective Date), (iv) the current severance agreement among Jefferson, Jefferson Savings Bank and Ms. Knight (which will result in the payment of severance to Ms. Knight as of the Effective Date pursuant to Section 2 of such agreement) and (v) the separate agreement, dated May 24, 1996, between Ms. Knight and Jefferson Savings Bank which provides for the continuation of certain health care benefits. The Company and ISB agree to continue the employment of all other personnel of Jefferson Savings Bank and the Subsidiaries as of the Effective Date, except in the event of good cause for termination, for a period of not less than six months subsequent to the Effective Date.

         Section 5.11.  Indemnification Rights.

         (a) For a period of six years subsequent to the Effective Date, the Company will indemnify, defend and hold harmless persons who are or were officers and directors of

Jefferson, Jefferson Savings Bank and the Subsidiaries against all losses, claims, damages, costs, expenses, judgments or liabilities arising out of actions of omissions occurring at or prior to the Effective Date (including, without limitation, the Merger and the other transactions contemplated hereby) to the full extent permitted under Louisiana law, including the provisions thereof relating to the advancement of expenses incurred in the defense of any proceeding (legal, administrative or arbitrative). Any determination required to be made with respect to whether an indemnified party's conduct complies with the standards set forth under Louisiana law shall be made by independent counsel mutually acceptable to the Company and the indemnified party.
Jefferson shall be entitled to secure continuing directors' and officers' liability insurance with coverage substantially similar to Jefferson's current directors' and officers' liability insurance policy to cover acts or omissions occurring prior to the Effective Date and for the three-year period subsequent to the Effective Date on the terms described in Schedule 5.11.

         (b)     In addition to the indemnification required under paragraph
(a) of this Section 5.11, the Company agrees that, for a period of six years subsequent to the Effective Date, all rights to indemnification provided in Jefferson's and Jefferson Savings Bank's Articles of Incorporation, Charter and Bylaws, as in effect at the date hereof, in favor of all persons who are or were directors, officers and employees of Jefferson and Jefferson Savings Bank, shall survive the Merger with respect to matters occurring prior to the Effective Date. The Company will also use its best efforts to ensure that, to the extent permitted under applicable law, all limitations of liability existing in favor of directors and officers as provided in Jefferson's Articles of Incorporation and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger.

         Section 5.12.  Employee Benefit Matters.

         (a) Transferred Employees. Subject to the provisions of this Section 5.12, all employees of Jefferson Savings Bank or the Subsidiaries immediately prior to the Effective Date who are employed by the Company, ISB or another Company subsidiary (the "Company Employers") immediately following the Effective Date ("Transferred Employees") will be covered by the Company's employee benefit plans on substantially the same basis as any employee of the Company in a comparable position. Notwithstanding the foregoing, the Company may determine to continue any of the Jefferson benefit plans for Transferred Employees in lieu of offering participation in the Company's benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of the Jefferson benefit plans, or to merge any such benefit plans with the Company's benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Company's employees generally. Except as specifically provided in this Section 5.12 and as otherwise prohibited by law, Transferred Employees' service with Jefferson shall be recognized as service with the Company for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the

Company's benefit plans, subject to applicable break-in-service rules. Employees of Jefferson Savings Bank who are designated as officers or managers immediately prior to the Effective Date and who have accumulated sick leave as of the Effective Date will receive credit for such accumulated sick leave, provided that, in no event shall such credit exceed 30 days of sick leave as of the Effective Date, and other employees of Jefferson Savings Bank who have accumulated sick leave as of the Effective Date will receive credit for such accumulated sick leave, provided that, in no event shall such credit exceed 10 days of sick leave as of the Effective Date.

         (b) Health Plans. The Company agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Jefferson on the Effective Date and who then change coverage to the Company's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

         (c) Jefferson 401(k) Profit Sharing Plan. The Company, at its election, may continue the 401(k) profit sharing plan maintained by Jefferson (the "Jefferson 401(k) Plan") for the benefit of Transferred Employees (as such plan may be amended as of the Effective Date), may amend the Jefferson 401(k) Plan to provide current contributions and eligibility provisions identical to those under the retirement savings plan of the Company (the "Company 401(k) Plan"), may merge the Jefferson 401(k) Plan into the Company 401(k) Plan, or may cease additional benefit accruals under and contributions to the Jefferson 401(k) Plan and continue to hold the assets of such Plan until they are distributable in accordance with its terms; provided, that neither the Company nor Jefferson shall take any action which either jeopardizes the tax-qualified status of the Jefferson 401(k) Plan or suspends the right of any Transferred Employee to make 401(k) contributions during the existence of the Jefferson 401(k) Plan. In the event of a merger of the Jefferson 401(k) Plan into the Company 401(k) Plan or a cessation of accruals and contributions under the Jefferson 401(k) Plan, the Company 401(k) Plan will recognize for purposes of eligibility to participate, early retirement, and vesting, all Transferred Employees' service with Jefferson, subject to applicable break-in-service rules. Jefferson agrees to cooperate with the Company in implementing any decision consistent with this subsection (c) with respect to its 401(k) Plan.

         (d) Jefferson ESOP. (i) Each participant in the Jefferson Employee Stock Ownership Plan ("Jefferson ESOP") not fully vested will become fully vested in his or her Jefferson ESOP account as of the Effective Date. As soon as practicable after the execution of this Agreement, Jefferson, Jefferson Savings Bank and the Company will cooperate to cause the Jefferson ESOP to be amended and other action taken in a manner reasonably acceptable to Jefferson and the Company, to provide that the Jefferson ESOP will terminate upon the Effective Date. Upon the repayment of the Jefferson ESOP loan, the remaining shares in the Loan Suspense Account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to Jefferson ESOP participants (as determined under the terms of the Jefferson ESOP). Between the date hereof and the Effective Date, the existing Jefferson ESOP indebtedness shall be paid in the ordinary course of business and Jefferson or Jefferson Savings Bank shall make such contributions to the Jefferson ESOP as necessary to fund such payments. Any indebtedness of the Jefferson ESOP remaining as of the Effective Date shall be repaid from the Trust associated with the Jefferson ESOP through application of the Merger Consideration received by the Jefferson ESOP. Jefferson and the Company agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and repayment of the Jefferson ESOP loan, participants in the Jefferson ESOP will receive lump sum distributions of their Jefferson ESOP accounts. To the extent permitted by applicable law, and to the extent requested by participants in the Jefferson ESOP, the Company will permit Transferred Employee's participant accounts in the Jefferson ESOP to be rolled over into the Company's ESOP or 401(k) plan.

         (ii) The actions relating to termination of the Jefferson ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the Jefferson ESOP after any required amendments. Jefferson and the Company will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof. Jefferson and the Company will adopt such additional amendments to the Jefferson ESOP as may be reasonably required by the IRS as a condition to granting such determination letter provided that such amendments do not substantially change the terms outlined herein or would result in a material adverse change in the business, operations, assets, financial condition or prospects of Jefferson or Jefferson Savings Bank or result in an additional material liability to the Company or ISB.

         (iii) As of and following the Effective Date, the Company shall cause the Jefferson ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Date and proceed with termination of the Jefferson ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the Jefferson ESOP, provided, however, that no such distributions of the Jefferson ESOP shall occur until a favorable termination ruling has been received from the IRS. Jefferson shall cause the Jefferson ESOP to be amended, effective as of the Effective Date, to provide that the administrative committee thereof shall consist of three individuals appointed by the Board of Directors of Jefferson prior to the Effective Date (the appointment of such individuals will be subject to the prior consent of the Company and such individuals, after their appointment, may not be unreasonably removed or changed by the Company or its affiliates for a period of two years after the Effective Date).

         (e) The Company ESOP. Upon termination of the Jefferson ESOP and upon satisfaction of applicable eligibility and service requirements, all Transferred Employees will be eligible to participate in the Company's Employee Stock Ownership Plan ("ESOP"), however, such Transferred Employees will not be permitted to recognize for purposes of eligibility to participate, eligibility for early retirement benefit accrual purposes, or any other purpose, such Transferred Employees' service with Jefferson.

         Section 5.13. Disclosure Supplements. From time to time prior to the Effective Date, each party hereto will promptly supplement or amend (by written notice to the other) its respective Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that any such supplements to the Schedules shall be required only with respect to matters which represent material changes to the Schedules and the information contained therein. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedule shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

         Section 5.14. Operating Synergies; Conformance to Reserve Policies, Etc. (a) Between the date hereof and the Effective Date of the Merger, Jefferson and Jefferson Savings Bank management will work with the Company to achieve appropriate operating efficiencies following the Closing Date.

         (b) (i) ISB may, with the consent of Jefferson and Jefferson Savings Bank, directly contact Jefferson Savings Bank's customers, provided that all such communications are reviewed and approved in advance by Jefferson; and (ii) as may be requested by the Company, which request shall not be earlier than the day prior to the Effective Date and which shall be accompanied by a written certificate from the Company's President and Chief Executive Officer certifying that all conditions precedent to the Company's and ISB's obligations under this Agreement have either been satisfied or waived, Jefferson Savings Bank shall establish such additional accruals, reserves and charge-offs, through appropriate entries in its accounting books and records, as may be necessary to conform Jefferson Savings Bank accounting and credit loss reserve practices and methods to those of the Company (as such practices and methods are to be applied from and after the Effective Date) and to the Company's plans with respect to the conduct of the business of Jefferson Savings Bank following the Merger, as well as for the costs and expenses relating to the consummation by Jefferson and Jefferson Savings Bank of the Merger and the other transactions contemplated hereby. Jefferson and Jefferson Savings Bank shall not be required to take any action pursuant to clause (ii) of the immediately preceding sentence that (x) is not consistent with generally accepted accounting principles or (y) is inconsistent with any requirement of any regulatory agency with jurisdiction over Jefferson Savings Bank. Any such accruals, reserves and charge-offs shall be made pursuant to written instructions of the Company and shall not be deemed to cause any representation and warranty of Jefferson and Jefferson Savings Bank to not be true and accurate as of the Effective Date.

         Section 5.15. Environmental Audit. As soon as possible after the date hereof, Jefferson shall permit the Company, at its sole election to cause a "phase I environmental audit" and such other tests, investigations and analyses to be performed as it deems necessary to assess the potential exposure, if any, under any environmental law at Jefferson's River Ridge, Louisiana branch office and Jefferson Savings Bank's Marrero, Louisiana branch office. The expense of any such environmental audit shall be the sole responsibility of the Company. The Company shall use its best efforts to cause any such environmental audit to be completed within 45 days of the date hereof, but in no event later than 60 days from the date hereof. Any such environmental audit shall identify the existence of any underground storage tanks or Hazardous Materials located on such properties owned or occupied by Jefferson and shall provide an estimated cost ("Remedial Cost") of a comprehensive cleanup plan (the "Cleanup Plan") for the removal of any underground tanks or any such Hazardous Materials and any other remedial action required under applicable Environmental Laws.

         Section 5.16. Charter Conversion. Jefferson and Jefferson Savings Bank shall use all reasonable efforts to ensure that the Charter Conversion becomes effective immediately prior to the Effective Date.

         Section 5.17. Jefferson Board of Directors Action. Jefferson shall use its best efforts to cause each person who serves as a director of Jefferson, Jefferson Savings Bank (except Karen L. Knight) and, if the Company requests, the Subsidiaries to submit their resignations in writing to become effective upon the Effective Date.

         Section 5.18 Additional Covenants. Jefferson and Jefferson Savings Bank and the Company and ISB agree that during the term of this Agreement neither party shall take any action which would (a) materially adversely affect the ability of the Company to obtain, or materially delay the receipt of, the regulatory approvals contemplated by Section 6.1(b) herein without imposition of any term or condition of the type referenced in such section, or (b) materially adverse affect the ability of such party to perform its covenants and agreements under this Agreement.


                                   ARTICLE VI

                               CLOSING CONDITIONS

         Section 6.1. Conditions of Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Date, of the following conditions:

         (a) Approval of Jefferson Stockholders. This Agreement and the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved by the requisite vote of the stockholders of Jefferson.

         (b)     Regulatory Filings.     All necessary regulatory or
governmental approvals and consents (including, without limitation, any required approval of the FRB, the OTS, the FDIC and the OFI) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Jefferson and Jefferson Savings Bank, taken as a whole, to the Company (as reasonably and in good faith determined by the Company). All conditions required to be satisfied prior to the Effective Date by the terms of such approvals and consents shall have been satisfied, and all statutory waiting periods in respect thereof shall have expired.

         (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which the Company and ISB determine reasonably and in good faith, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Company and ISB of any of the material benefits to it of the Merger.

         Section 6.2. Conditions to the Obligations of the Company and ISB Under This Agreement. The obligations of the Company and ISB under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Date, of the following conditions:

         (a) Representations and Warranties; Performance of Obligations of Jefferson and Jefferson Savings Bank. The representations and warranties of Jefferson and Jefferson Savings Bank contained in this Agreement shall be true and correct in all respects on the Closing Date as though made on and as of the Closing Date except (i) as reflected on the Disclosure Schedule transmitted by the Company and ISB to Jefferson on or prior to the date hereof (without consideration of any Disclosure Supplements delivered pursuant to Section 5.13), and (ii) for such defects which would not have a material adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank or the Subsidiaries taken as a whole. Jefferson and Jefferson Savings Bank shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

         (b) Opinion of Counsel. The Company and ISB shall have received an opinion of counsel to Jefferson, dated the date of the Closing, in form and substance reasonably satisfactory to the Company and ISB, covering the matters set forth on Schedule 6.2 hereto.

         (c) Certificates. Jefferson shall have furnished the Company and ISB with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as the Company and ISB may reasonably request.

         Section 6.3. Conditions to the Obligations of Jefferson Under this Agreement. The obligations of Jefferson under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Date, of the following conditions:

         (a) Representations and Warranties; Performance of Obligations of the Company and ISB. The representations and warranties of the Company and ISB contained in this Agreement shall be true and correct in all respects on the Closing Date as though made on and as of the Closing Date except (i) as reflected on the Disclosure Schedule transmitted by Jefferson and Jefferson Savings Bank to the Company on or prior to the date hereof (without consideration of any Disclosure Supplements delivered pursuant to Section 5.13), and (ii) for such defects which would not have a material adverse effect on the business, operations, assets or financial condition of the Company or ISB taken as a whole. The Company and ISB shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

         (b) Opinion of Counsel to the Company and ISB. Jefferson shall have received an opinion of counsel to the Company and ISB, dated the date of the Closing, in form and substance reasonably satisfactory to Jefferson, covering the matters set forth on Schedule 6.3 hereto.

         (c) Certificates. The Company and ISB shall have furnished Jefferson with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section
6.3 as Jefferson may reasonably request.

         (d) Board Representation. Effective as of the Effective Date, Karen L. Knight shall have been appointed to serve as a director of the Company for a term of not less than two years.

         (e) Deposit of Funds. Jefferson shall have received from the Exchange Agent written confirmation of receipt by the Exchange Agent of funds in the amount equal to the Aggregate Merger Consideration.


                                  ARTICLE VII

                                  TERMINATION

         Section 7.1.  Termination.

         (a) This Agreement may be terminated by action of the Board of Directors of either the Company or Jefferson at any time prior to the Effective Date if:

                 (i) any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by the Company and ISB upon written notice to Jefferson if any such application is approved with conditions which materially impair the value of Jefferson and Jefferson Savings Bank, taken as a whole, to the Company and ISB, as reasonably and in good faith determined by the Company and ISB; or,

                 (ii) (a) the Merger shall not have become effective on or before February 28, 1997 or such later date as shall have been approved in writing by the Boards of Directors of the Company, ISB, Jefferson and Jefferson Savings Bank, or (b) if a vote of the stockholders of Jefferson is taken and such stockholders fail to approve this Agreement and the Plan of Merger at the meeting (or any adjournment thereof) held for such purposes; provided, however, that the right to terminate under this Section 7.1(a)(ii)(a) or (b) shall not be available to any party whose failure to perform or observe any obligation or agreement under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date.

         (b) This Agreement may be terminated at any time prior to the Effective Date by the Board of Directors of Jefferson if the Company or ISB shall fail to comply in any respect with any of its covenants, agreements or obligations contained in this Agreement, or if any of the representations or warranties of the Company or ISB contained herein shall be defective in any respect which would have a materially adverse effect on the business, operations, assets or financial condition of the Company or ISB taken as a whole. In the event the Board of Directors of Jefferson desires to terminate this Agreement as provided above, such Board of Directors must notify the Company and ISB in writing of its intent to terminate stating the reason therefor. The Company or ISB shall have thirty (30) days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of Jefferson (which approval shall not be unreasonably delayed or withheld).

         (c) This Agreement may be terminated any time prior to the Effective Date by action of the Board of Directors of the Company and ISB if
(i) Jefferson shall fail to comply in any respect with any of its covenants, agreements or obligations contained in this Agreement, or if any of the representations or warranties of Jefferson contained herein shall be defective in any respect which would have a materially adverse effect on the business, operations, assets or financial condition of Jefferson, Jefferson Savings Bank and the Subsidiaries taken as a whole, (ii) there shall have been any change after December 31, 1995 in the assets, deposits, properties, business or financial condition of Jefferson, Jefferson Savings Bank or the Subsidiaries which materially and adversely affects the financial condition, results of operation or business of Jefferson, Jefferson Savings Bank and the Subsidiaries taken as a whole (other than changes since such date attributable to or resulting from changes in general economic conditions including changes in the prevailing level of interest rates, in laws or regulations, generally accepted accounting principles or interpretations thereof or expenses associated with the disposition of any of Jefferson's or Jefferson Savings Bank's benefit plans or severance agreements; and, provided further, that in no event shall any Remedial Cost of less than $200,000 be deemed to have a material adverse affect on the financial condition, results of operations or business of Jefferson, Jefferson Savings Bank and the Subsidiaries) or (iii) the Remedial Cost for actions described in the Cleanup Plan exceeds $200,000, provided, however, that prior to terminating this Agreement pursuant to this clause (iii), the parties hereto will discuss the Cleanup Plan and use their best efforts to consummate the Merger on mutually agreeable terms. In the event the Boards of Directors of the Company and ISB desire to terminate this Agreement as provided in (i) or
(ii) above, the Boards of Directors must notify Jefferson in writing of its intent to terminate stating the cause therefor. Jefferson shall have thirty
(30) days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of the Company and ISB (which approval shall not be unreasonably delayed or withheld).

         (d) This Agreement may be terminated at any time prior to the Effective Date with the mutual written consent of the Company, ISB, Jefferson and Jefferson Savings Bank and the approval of such action by their respective Boards of Directors notwithstanding the approval of this Agreement by the shareholders of Jefferson.

         (e) This Agreement may be terminated by the Company and ISB if the conditions set forth in Sections 6.1 or 6.2 are not satisfied in all material respects as of the Effective Date, or by Jefferson and Jefferson Savings Bank if the conditions set forth in Sections 6.1 or 6.3 are not satisfied in all material respects as of the Effective Date, and such failure has not been waived.

         Section 7.2. Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1 by any party hereto, this Agreement (other than Sections 5.5(b), 5.8 and 8.3) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section
7.2 shall relieve any party hereto of any liability for a breach of this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1. Survival of Representations and Warranties. The representations, warranties, covenants, and indemnities of the Company, ISB, Jefferson and Jefferson Savings Bank contained in the Agreement shall not survive the Effective Date, but shall terminate as of the Effective Date, except for this Section 8.1 and Sections 5.10, 5.11, 5.12 and 8.3.

         Section 8.2. Amendments. This Agreement may be amended only by a writing signed by the Company, ISB, Jefferson and Jefferson Savings Bank, at any time prior to the Closing Date with respect to any of the terms contained herein, provided that, after approval of this Agreement by the Jefferson shareholders, no amendment shall alter or change the amount or type of consideration to be received by the Jefferson shareholders in exchange for their shares of Jefferson Common Stock set forth in Section 2.1 hereof.

         Section 8.3.  Expenses; Fee.

         (a) Except as otherwise provided in this Agreement, each party hereto shall bear and pay all costs and expenses ("Costs and Expenses") incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses. Notwithstanding anything in this Section 8.3(a) to the contrary, (i) if the failure to consummate the Merger shall be due to the willful breach of a representation or warranty by one of the parties hereto or to the willful failure of one of the parties hereto to perform or observe its covenants, agreements or obligations set forth herein to be performed or observed by it at or before the Effective Date, then such party shall pay to the other party hereto all Costs and Expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby in addition to any remedies at law or in equity which may be available to the other party for breach of this Agreement or (ii) if the Merger is not consummated for any reason other than the willful breach of a representation or warranty by Jefferson or Jefferson Savings Bank or the willful failure by either of them to perform their respective covenants, agreements or obligations herein, then the Company shall pay to Jefferson Savings Bank all costs and expenses incurred by it as a result of the Charter Conversion.

         (b) In order to increase the likelihood that the transactions contemplated by this Agreement will be consummated and to induce the Company and ISB to enter into this Agreement, Jefferson hereby agrees to pay the Company, and the Company shall be entitled to payment of, a fee (the "Fee") of $250,000 upon the occurrence of a Purchase Event (as defined herein) so long as the Purchase Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to the Company in immediately available funds within five business days after the occurrence of a Purchase Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Date,
(ii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of this Agreement by the Company pursuant to Section 7.1(c) hereof as a result of a willful breach of any material representation, warranty, covenant or agreement of Jefferson) or (iii) 12 months after the termination of this Agreement by the Company pursuant to Section 7.1(c) hereof as a result of a willful breach of any material representation, warranty, covenant or agreement of Jefferson.

         (c) The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (i) Jefferson or any Subsidiary thereof, including Jefferson Savings Bank, without having received the Company's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Section 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than the Company or any affiliate of the Company (including ISB) (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of Jefferson shall have recommended that the stockholders of Jefferson approve or accept any Acquisition Transaction with any person other than the Company or any affiliate of the Company. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Jefferson, Jefferson Savings Bank or any Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Jefferson, Jefferson Savings Bank or any Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Jefferson, Jefferson Savings Bank or any Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Jefferson, Jefferson Savings Bank and/or the Subsidiaries;

                 (ii) Any person (other than the Company or any affiliate of the Company), other than in connection with a transaction to which the Company has given its prior written consent, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Jefferson Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) and subsequent to such acquisition,
         (x) Jefferson shall have breached any material covenant or obligation contained in this Agreement and such breach would entitle the Company to terminate this Agreement or (y) the holders of the Jefferson Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or (z) the Board of Directors of Jefferson shall have withdrawn or modified in a manner adverse to the Company the recommendation of the Board of Directors of Jefferson with respect to this Agreement;

                 (iii) After a bona fide proposal is made by any person other than the Company or any affiliate of the Company to Jefferson or its stockholders to engage in an Acquisition Transaction, (x) Jefferson shall have breached any material covenant or obligation contained in this Agreement and such breach would entitle the Company to terminate this Agreement or (y) the holders of the Jefferson Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or (z) the Board of Directors of Jefferson shall have withdrawn or modified in a manner adverse to the Company the recommendation of the Board of Directors of Jefferson with respect to this Agreement.

         (d) Jefferson shall notify the Company promptly in writing of the occurrence of any Purchase Event.

         Section 8.4. Notices. Any notice given hereunder shall be in writing and shall be delivered in person or mailed by certified mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to the Company or ISB:


To:                    ISB Financial Corporation
                       Iberia Savings Bank
                       1101 E. Admiral Doyle Drive
                       New Iberia, Louisiana 70560

                       Attention:  Mr. Larrey G. Mouton
                                   President and Chief Executive Officer

With a copy to:        Elias, Matz, Tiernan & Herrick L.L.P.
                       734 15th Street, N.W.
                       Washington, D.C. 20005

                       Attention:  Hugh T. Wilkinson, Esq.

If to Jefferson:

To:                    Jefferson Bancorp, Inc.
                       1011 Fourth Street
                       Gretna, Louisiana 70053

                       Attention:  Karen L. Knight
                                   President and Chief Executive Officer

With a copy to:        Housley, Kantarian & Bronstein, P.C.
                       Suite 700
                       1220 19th Street, N.W.
                       Washington, D.C. 20036

                       Attention:  Leonard Volin, Esq.


All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notice shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

         Section 8.5. Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the Plan of Merger and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Louisiana except to the extent that the laws of the United States control.

         Section 8.6. Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

         Section 8.7. Modifications or Waiver. The parties may, at any time prior to the Effective Date of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iii) waive compliance with any of the agreements or conditions contained herein. However, no termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

         Section 8.8. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

         Section 8.9. Assignment; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other party. Except with respect to the rights to indemnification set forth in Section 5.11 and the benefits to be provided to Ms. Knight after the Merger pursuant to Section 5.10 and related
Schedule 5.10, nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         Section 8.10. Consolidation of Agreements. All understandings and agreements heretofore made in the Letter of Intent are merged into this Agreement, which includes the Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement. This Agreement supersedes the Letter of Intent, which shall be of no further force or effect.

         Section 8.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

         Section 8.12. Gender. Any pronoun used herein shall refer to any gender, masculine, feminine or neuter, as the context requires.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                           ISB FINANCIAL CORPORATION



                                           By:     /s/ Larrey G. Mouton
                                                   -------------------------------------
                                                   Larrey G. Mouton
                                                   President and Chief Executive Officer

ATTEST:


By:      /s/ Guyton H. Watkins
         ---------------------------------
         Guyton H. Watkins, Secretary


                                           IBERIA SAVINGS BANK



                                           By:     /s/ Larrey G. Mouton
                                                   -------------------------------------
                                                   Larrey G. Mouton
                                                   President and Chief Executive Officer

ATTEST:



By:      /s/ Guyton H. Watkins
         ---------------------------------
         Guyton H. Watkins, Secretary

                                             JEFFERSON BANCORP, INC.



                                             By:     /s/ Karen L. Knight
                                                     -------------------------------------------
                                                     Karen L. Knight
                                                     President and Chief Executive Officer

ATTEST:



By: /s/ G. Robert Murphy, Jr.
    -------------------------------------
    G. Robert Murphy, Jr., Secretary



                                             JEFFERSON FEDERAL SAVINGS BANK



                                             By:     /s/ Karen L. Knight
                                                     -------------------------------------------
                                                     Karen L. Knight
                                                     President and Chief Executive Officer


ATTEST:



By: /s/ G. Robert Murphy, Jr.
    -------------------------------------
    G. Robert Murphy, Jr., Secretary

                                                                       EXHIBIT A

                    PLAN OF MERGER OF ISB ACQUISITION CORP.
                                      INTO
                            JEFFERSON BANCORP, INC.


         PLAN OF MERGER, dated as of _____ __, 1996, by and between ISB Acquisition Corp. ("Interim"), a Louisiana corporation formed by ISB Financial Corporation, Inc. ("Company"), a Louisiana corporation, solely to facilitate the transactions contemplated by the Reorganization Agreement, defined below, and Jefferson Bancorp, Inc. ("Jefferson"), a Louisiana corporation. Interim and Jefferson are hereinafter sometimes collectively referred to as the "Merging Corporations."

         This Plan of Merger is being entered into pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 24, 1996 (the
"Reorganization Agreement") by and among the Company, Iberia Savings Bank ("ISB"), Jefferson and Jefferson Federal Savings Bank ("Jefferson Savings Bank").

         In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         1.1 "Effective Date" shall mean the date at which the Merger contemplated by this Plan of Merger becomes effective as provided in Section
1.5 of the Reorganization Agreement.

         1.2 "Interim Common Stock" shall mean the common stock, par value $1.00 per share, of Interim owned by the Company.

         1.3 "Jefferson Common Stock" shall mean the common stock, par value $0.01 per share, of Jefferson.

         1.4 "Jefferson Option" shall mean an outstanding option to purchase Jefferson Common Stock issued by Jefferson.

         1.5 The "Merger" shall refer to the merger of Interim with and into Jefferson as provided in Section 2.1 of this Plan of Merger.

         1.6 "Stockholder Meeting" shall mean the meeting of the stockholders of Jefferson held pursuant to Section 5.3 of the Reorganization Agreement.

         1.7 "Surviving Corporation" shall refer to Jefferson as the surviving corporation of the Merger.


                                   ARTICLE II

                              TERMS OF THE MERGER

         2.1 The Merger. Subject to the terms and conditions set forth in the Reorganization Agreement, on the Effective Date, Interim shall be merged with and into Jefferson pursuant and subject to the Louisiana Business Corporation Law ("BCL"). Jefferson shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Louisiana. On the Effective Date, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter, all the property, rights, powers, and franchises of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Merging Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Corporations is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Corporations if the Merger had not occurred.

         2.2 Articles of Incorporation. The Articles of Incorporation of Jefferson, as in effect on the Effective Date, shall continue in full force and effect following the Effective Date as the Articles of Incorporation of the Surviving Corporation.

         2.3 Bylaws. The Bylaws of Jefferson, as in effect on the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation until amended as provided by law.

         2.4 Directors and Officers of the Surviving Corporation. The directors and officers of Interim shall become the directors and officers of the Surviving Corporation as of the Effective Date, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.


                                  ARTICLE III

                              CONVERSION OF SHARES

         3.1     Conversion of Jefferson Common Stock and Options.

         (a) As of the Effective Date, each share of Jefferson Common Stock, issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares, as hereinafter defined, or shares held by the Company or ISB other than in a fiduciary capacity) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $23.00 in cash (such amount hereinafter referred to as the "Merger Consideration.").

         (b) At or immediately prior to the Effective Date, each Jefferson Option to purchase Jefferson Common Stock issued by Jefferson (other than Jefferson Options issued pursuant the Stock Option Agreement, dated as of March 29, 1996, by and between the Company and Jefferson) shall be canceled, and each holder of any such Jefferson Option, whether or not then vested or exercisable, shall be entitled to receive from the Company at the Effective Date for each Jefferson Option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Jefferson Option by (ii) the number of shares of Jefferson Common Stock subject to such Jefferson Option.

         3.2     Exchange of Shares.

         (a) As of the Effective Date, the Company shall deposit in trust with _______________ ("Exchange Agent") cash in an amount equal to the maximum aggregate Merger Consideration.

         (b) As soon as practicable after the Effective Date but no later than five business days after the Effective Date, the Exchange Agent will send to each holder of record of a certificate or certificates (other than holders of Dissenting Shares) which, immediately prior to the Effective Date represented outstanding shares of Jefferson Common Stock ("Certificates"), a letter of transmittal for use in exchanging such Certificates for the Merger Consideration. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Merger Consideration as provided in Section 3.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any holder of Company Common Stock the Merger Consideration to which such holder of Jefferson Common Stock would otherwise be entitled until such holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by the Surviving Corporation. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Merger Consideration payable for the outstanding shares of Jefferson Common Stock.

         (c) After the Effective Date, there shall be no transfers on the stock transfer books of Jefferson of the shares of Jefferson Common Stock which were outstanding immediately prior to the Effective Date and, if any Certificates representing such shares are presented for transfer to Jefferson, they shall be cancelled and exchanged for the Merger Consideration.

         (d) If payment of the Merger Consideration pursuant to Section 3.1 hereof for shares of Jefferson Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Company in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.2 that remains unclaimed by the stockholders of Jefferson twelve (12) months after the Effective Date shall be returned to the Company, upon demand, and any stockholder of Jefferson who had not exchanged his shares of Jefferson Common Stock for the Merger Consideration in accordance with this Agreement prior to that time shall thereafter look to the Company for payment of the Merger Consideration in respect of such shares, subject to applicable escheat laws.

         3.3 Dissenting Shares. Each share of Jefferson Common Stock issued and outstanding immediately prior to the Effective Date, the holder of which has not voted in favor of the Merger and who has properly perfected his dissenters' rights of appraisal by following the procedures set forth in the BCL, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his Certificates for the Merger Consideration or otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the BCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the BCL, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the BCL. If any holder of Dissenting Shares shall effectively withdraw or lose his dissenter's rights under the applicable provisions of the BCL, such Dissenting Shares shall be converted into the right to receive the Merger Consideration in accordance with the provisions of Section 3.1 hereof.

         3.4 Interim Common Stock. Each share of Interim Common Stock which is issued and outstanding immediately prior to the Effective Date shall be converted automatically and without any action on the part of the holder thereof into an equal number of issued and outstanding shares of Common Stock of the Surviving Corporation.


                                   ARTICLE IV

                                 MISCELLANEOUS

         4.1 Conditions Precedent. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Reorganization Agreement.

         4.2 Termination. This Plan of Merger shall be terminated upon the termination of the Reorganization Agreement in accordance with Article VII thereof; provided, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

         4.3 Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

         4.4 Successors. This Plan of Merger shall be binding on the successors of Interim and Jefferson.

                          CERTIFICATE OF SECRETARY OF
                            JEFFERSON BANCORP, INC.

         I, _____________, hereby certify that I am the duly elected Secretary of Jefferson Bancorp, Inc., and that the foregoing Plan of Merger, after being approved by the Board of Directors, was submitted to, and approved by, shareholders of Jefferson Bancorp, Inc. in accordance with the applicable provisions of the Louisiana Business Corporation Law.


                                        ----------------------------------------
                                        Secretary of Jefferson Bancorp, Inc.

         IN WITNESS WHEREOF, Interim and Jefferson have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


                                           ISB ACQUISITION CORP.

Attest:



                                       By:
- - --------------------------------           -------------------------------------
                                           Larrey G. Mouton
                                           President and Chief Executive Officer

- - --------------------------------




                                ACKNOWLEDGEMENT


THE STATE OF LOUISIANA    )
                              ) ss.
PARISH OF                     )

         Before me appeared Larrey G. Mouton, to me personally known, who, being by me duly sworn did say that he is the President of ISB Acquisition Corp. and that the instrument was signed on behalf of said corporation by authority of its Board of Directors and that Larrey G. Mouton acknowledged the instrument to be the free act and deed of the corporation and that the corporation has no corporate seal.

         Witness my hand and seal of Office, this ___ day of _____, 1996.



                                        ------------------------------------
                                        Notary Public


                                        ------------------------------------
                                        (Printed Name of Notary Public)

                                       JEFFERSON BANCORP, INC.
Attest:



                                   By:
- - --------------------------             ----------------------------------------
                                                  Karen L. Knight
                                       President and Chief Executive Officer

- - --------------------------


                                ACKNOWLEDGEMENT


THE STATE OF LOUISIANA            )
                                        ) ss.
PARISH OF                               )

         Before me appeared Karen L. Knight, to me personally known, who, being by me duly sworn did say that she is the President and Chief Executive Officer of Jefferson Bancorp, Inc. and that the seal affixed to said instrument is the corporate seal of said corporation and that the instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors and that Karen L. Knight acknowledged the instrument to be the free act and deed of the corporation.

         Witness my hand and seal of Office, this ___ day of _____, 1996.


                                        ------------------------------------
                                        Notary Public


                                        ------------------------------------
                                        (Printed Name of Notary Public)

                                                                       EXHIBIT B

                AGREEMENT AND PLAN OF MERGER AND LIQUIDATION OF
                            JEFFERSON BANCORP, INC.
                          BY ISB FINANCIAL CORPORATION


         AGREEMENT AND PLAN OF MERGER AND LIQUIDATION agreed to this __ day of ____, 1996, between ISB Financial Corporation, a Louisiana corporation ("Company"), and Jefferson Bancorp, Inc., a Louisiana corporation
("Jefferson").

         WHEREAS, the Company owns all of the issued and outstanding capital stock of Jefferson; and

         WHEREAS, the Company wishes to approve, authorize, and consent to (i) the merger of Jefferson with and into the Company pursuant to Section 12:112 of the Business Corporation Law of the State of Louisiana ("BCL") and (ii) the voluntary liquidation of Jefferson in accordance with Section 332 of the Internal Revenue Code of 1986, as amended ("Code") and pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 24, 1996; and

         WHEREAS, ISB Acquisition Corp., a Louisiana corporation and former subsidiary of the Company, previously has merged with and into Jefferson.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. The Company approves, authorizes, and consents to the merger and liquidation of Jefferson.

         2. Following the consummation of this Agreement and Plan of Merger and Liquidation, Jefferson shall be liquidated in accordance with the provisions of Section 332 of the Internal Revenue Code of 1986, as amended.

         3. The officers of Jefferson are authorized and directed to distribute Jefferson's assets (subject to its liabilities) within one year in cancellation of its stock to the Company, as owner of all of its issued and outstanding stock.

         4. The officers of Jefferson are further authorized and directed to take all appropriate and necessary actions to liquidate Jefferson in accordance with the Code.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Liquidation to be executed by their respective duly authorized officers as of the day and year first above written.



                                       ISB FINANCIAL CORPORATION

Attest:



                                    By:
- - ---------------------------            --------------------------------------
                                       Larrey G. Mouton
                                       President and Chief Executive Officer

- - ---------------------------


                                       JEFFERSON BANCORP, INC.

Attest:



                                    By:
- - ---------------------------            --------------------------------------
                                       Larrey G. Mouton
                                       President and Chief Executive Officer

- - ---------------------------

                                ACKNOWLEDGEMENT


THE STATE OF LOUISIANA                  )
                                        ) ss.
PARISH OF                               )


         Before me appeared Larrey G. Mouton, to me personally known, who, being by me duly sworn did say that he is the President of each of ISB Financial Corporation and Jefferson Bancorp, Inc. and that the seals affixed to said instrument are the corporate seals of said corporations and that the instrument was signed and sealed on behalf of said corporations by authority of their respective Board of Directors and that Larrey G. Mouton acknowledged the instrument to be the free act and deed of each of the corporation.

         Witness my hand and seal of Office, this ___ day of ___, 1996.



                                        ----------------------------------
                                        Notary Public


                                        ----------------------------------
                                        (Printed Name of Notary Public)





                                      -3-